Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

RENTECH, INC.

These Restated Articles of Incorporation correctly set forth and restate the provisions of the Articles of Incorporation of Rentech, Inc. (the “Corporation”), as amended and currently in effect. These Restated Articles of Incorporation contain amendments that were adopted by the shareholders of the Corporation. The number of votes cast for the amendments by each voting group entitled to vote separately on the amendments were sufficient for approval by that voting group. These Restated Articles of Incorporation supersede all other Articles of Incorporation of the Corporation and all amendments and Articles of Amendment thereto. The Board of Directors of the Corporation has adopted this restatement of the Articles of Incorporation of the Corporation and all amendments and Articles of Amendment thereto without action of the shareholders, which was not required. The Articles of Incorporation of the Corporation are hereby restated in the following manner:

ARTICLE ONE

NAME

The corporate name of the Corporation shall be Rentech, Inc.

ARTICLE TWO

PURPOSE

The purpose for which this Corporation is organized is the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

ARTICLE THREE

DURATION

This Corporation shall have perpetual existence.

ARTICLE FOUR

CAPITAL STOCK

4-1. The amount of authorized capital stock of this Corporation is 150,000,000 shares of Common Stock, each share having $.01 par value, and 1,000,000 shares of Preferred Stock, each share having $10.00 par value. All shares when issued shall be fully paid and nonassessable, the private property of shareholders, and shall not be liable for corporate debts. The Board of Directors shall have the authority to divide shares of Preferred Stock into series and, within the limitations provided by law, to fix and determine the relative rights and preferences of the shares of any series so established, including the right to redeem all or any part of the outstanding Preferred Stock upon such terms as may have been established upon its issuance.

4-2. On such date or dates as the Board of Directors may fix each of the outstanding shares of the Corporation’s $.01 par value Common Stock, including treasury shares, if any, shall be subdivided or consolidated into such number of shares of Common Stock, $.01 par value per share, as the Board of Directors, in their discretion, may fix. Certificates representing shares of Common Stock of this Corporation which are issued and outstanding at the time of any such subdivision or combination may be required to be surrendered and exchanged, as the Board of Directors may determine, for new certificates representing the applicable number of shares resulting from the subdivision or consolidation. This Article Four, Section Two, shall supersede and replace in its entirety the previous Article Four, Section Two of the Articles of Incorporation as of August 1, 1990, and such previous Article Four, Section Two shall be null and void as of its adoption on that date.

ARTICLE FIVE

RIGHTS OF SHAREHOLDERS

The rights and privileges relating to the shares of capital stock named in Article Four hereof shall be as follows:

5-1. No holder of any shares of any class of the Corporation shall, as such, have any preemptive right to purchase or subscribe for any shares of the capital stock or any other securities of the Corporation which it may issue or sell, whether out of the number of shares authorized by the Articles of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the capital stock of the Corporation acquired by it after the issue thereof, nor shall any holder of any such shares of any class, as such, have any right to purchase or subscribe for any obligation which the Corporation may issue or sell that shall be convertible into or exchangeable for any shares of the capital stock of the Corporation, or to which shall be attached or appertain any warrant or warrants or any instrument or instruments that shall confer upon the owner of such obligation, warrant or instrument the right to subscribe for or to purchase from the Corporation any shares of any class of its capital stock.

5-2. Each share of Common Stock shall be entitled to one vote, either in person or by proxy, at all shareholders’ meetings, and each share of Preferred Stock shall be entitled to such votes, either in person or by proxy, at all shareholders’ meetings, as established by the Board of Directors pursuant to these Articles of Incorporation. Cumulative voting shall not be allowed in the election of directors.

5-3. Subject to the rights and privileges relating to any outstanding shares of Preferred Stock of the Corporation, all outstanding shares of Common Stock shall share equally in dividends and upon liquidation. Dividends are payable at the discretion of the Board of Directors at such times and in such amounts as they deem advisable, subject, however, to the provisions of the laws of the State of Colorado.

5-4. The Board of Directors may cause any stock issued by the Corporation to be issued subject to such lawful restrictions, qualifications, limitations or special rights as they deem fit, which restrictions, qualifications, limitations or special rights may be created by provisions in the Bylaws of the Corporation or in the minutes of any properly convened meeting of the Board of Directors; provided, however, notice of such special restrictions, qualifications, limitations or special rights must appear on the certificate evidencing ownership of such stock.

ARTICLE SIX

DIRECTORS

6-1. The business and affairs of the Corporation shall be governed by a Board of Directors who shall be elected according to the Bylaws of the Corporation. The number of directors shall be not less than three nor more than nine persons, provided, however, that there need by only as many directors as there are shareholders in the event that the outstanding shares are held of record by fewer than three shareholders. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

6-2. When the Board of Directors consists of six or more directors, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the first annual meeting of shareholders after their election, the term of office of the second class to expire at the second annual meeting of shareholders after their election, and the term of office of the third class to expire at the third annual meeting of shareholders after their election. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholder after their election.

6-3. Directors of the Corporation need not be residents of Colorado nor holders of shares of the Corporation’s capital stock.

6-4. Meetings of the Board of Directors, regular or special, may be held within or without Colorado upon such notice as may be prescribed by the Bylaws of the Corporation. Attendance of a director at a meeting shall constitute a waiver by him of notice of such meeting unless he attends only for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

6-5. A majority of the number of directors at any time constituting the Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

6-6. By resolution adopted by a majority of the number of directors at any time constituting the Board of Directors, the Board of Directors may designate two or more directors to constitute an executive committee and one or more other committees which shall have and may exercise, to the extent permitted by law, the Bylaws, or such resolution, all of the authority of the Board of Directors in the management of the Corporation; provided, however, that such delegation of authority thereto shall not operate to relieve the Board of Directors or any member thereof of any responsibility imposed on it or him by law.

6-7. Any vacancy in the Board of Directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

6-8. Subject to the rights of the holders of any series of Preferred Stock then outstanding, at a meeting of shareholders called expressly for that purpose, the entire Board of Directors or any lesser number may be removed, with cause, by a vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors; however, it shall require the vote of the holders of two-thirds of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors in order to remove the entire Board of Directors or a lesser number thereof without cause.

ARTICLE SEVEN

PLACE OF BUSINESS

The principal office and the principal place of business of the Corporation initially shall be located in the City of Denver, State of Colorado. The Board of Directors may, however, from time to time establish such other offices, branches, subsidiaries or divisions in such other place or places within or without the State of Colorado as it deems advisable.

ARTICLE EIGHT

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors at such time and in such manner as may be prescribed by the Bylaws of the Corporation. Such other officers, assistant officers and agents as deemed necessary may be elected or appointed by the Board of Directors or chosen in such other manner as may be prescribed by the Bylaws. Any two or more offices may be held by the same person, except the offices of President and Secretary.

ARTICLE NINE

BYLAWS

The Board of Directors shall have the power to make and adopt Bylaws for the government of the Corporation not inconsistent with the laws of the State of Colorado for the purpose of regulating and carrying on the business of the Corporation within the scope of its objects and purposes; and the Board of Directors from time to time may change, alter or amend the same as may be beneficial to the interests of the Corporation except as otherwise specifically provided therein.

ARTICLE TEN

MEETINGS OF SHAREHOLDERS

Meetings of shareholders of the Corporation shall be held at such place within or without the State of Colorado and at such times as may be prescribed in the Bylaws of the Corporation. Special meetings of the shareholders of the Corporation may be called by the President of the Corporation, the Board of Directors, or by the record holder or holders of at least a majority of the voting power of the then outstanding shares of capital stock entitled to vote at the meeting. At the meeting of the shareholders, except to the extent otherwise provided by the Bylaws or by law, a quorum shall consist of not less than a majority of the voting power of the shares of capital stock then outstanding entitled to vote in the election of directors, voting together as a single class. If a quorum is present, the affirmative vote of a majority of the voting power of such shares represented at the meeting and entitled to vote thereat shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by these Articles of Incorporation, by law, or otherwise.

ARTICLE ELEVEN

SALE OF ASSETS

Whenever the Board of Directors at any meeting thereof, by a majority vote of the whole Board, determines that it is in the best interests of the Corporation, the Corporation may sell, lease, exchange, or convey all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration as the Board of Directors shall deem expedient; provided, however, that the sale, lease, exchange, or other disposition of all or substantially all of the property and assets of the Corporation shall be authorized or ratified by the affirmative vote of the holders of at least two-thirds of the capital stock then issued and outstanding, unless any class or series of stock is entitled to vote thereon as a class, in which event the authorization shall require the affirmative vote of the holders of two-thirds of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon, such vote to be taken at a meeting of shareholders duly called for that purpose as provided by the statutes of the State of Colorado.

ARTICLE TWELVE

INTEREST OF DIRECTORS IN CONTRACTS

Any contract or other transaction between the Corporation and one or more of its directors, between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any Corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon or in reference to such contract or transaction, and notwithstanding his or their participation in such action, if the facts of such interest shall be disclosed or known to the Board of Directors or committee exercising the powers of the Board of Directors, and the Board of Directors or committee shall, nevertheless, authorize, approve, and ratify such contract or transaction by a vote of a majority of the Board of Directors or committee members present, such interested director or directors to be counted in determining whether a quorum is present but not to be counted in calculating the majority necessary to carry such vote. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

ARTICLE THIRTEEN

LIMITATION ON PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

13-1. Except as provided by the Colorado Business Corporation Act, no person who is or was a director of the Corporation shall be personally liable to the Corporation or to the shareholders for monetary damages for breach of fiduciary duty as a director.

13-2. No officers or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee of the Corporation, unless such officer or director was personally involved in the situation giving rise to the litigation or unless such officer or director committed a criminal offense. The protection afforded in the preceding sentence shall not restrict other common law protections and rights that an officer or director may have.

13-3. The limitations on personal liability in this Article Thirteen shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such director of officer.

ARTICLE FOURTEEN

INDEMNIFICATION

The Corporation shall indemnify any person who was, is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or who, while a director, officer, employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against expenses (including attorney fees) actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent that and under the circumstances the Colorado Business Corporation Act permits indemnification. Any indemnification under this Article (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the Colorado Business Corporation Act with respect to indemnification of directors. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, by a majority vote of a committee of the Board of Directors designated by the Board of Directors, which committee shall consist of two or more directors who were not parties to such action, suit or proceeding, except that directors who were parties to such action, suit or proceeding may participate in the designation of directors for the committee. If such quorum is not obtainable or such committee cannot be established under (1) and (2) above, or even if a quorum is obtainable or a committee is designated if such quorum or committee so directs, such determination shall be made (a) by independent legal counsel selected by vote of the Board of Directors or such committee in the manner specified (1) or (2) (as the case may be) or, if such quorum cannot be obtained and such a committee cannot be established, by independent legal counsel selected by a majority vote of the full Board of Directors, or (b) by the shareholders. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is proper is made; except that, if the determination that indemnification is proper is made by independent legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by the body that selected said counsel.

The foregoing right of indemnification shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary, or agent and shall inure to the benefit of their heirs, executors and administrators of such a person.

ARTICLE FIFTEEN

CERTAIN BUSINESS COMBINATIONS

15-1. Vote Required for Certain Business Combinations.

A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or the Articles of Incorporation, and except as otherwise expressly provided in Section 15-2 of this Article Fifteen:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with, into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote in the election of directors (the “Voting Stock”). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of “Business Combination”. The term “Business Combination” as used in this Article Fifteen shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 15-1.

15-2. When Higher Vote Is Not Required. The provisions of Section 15-1 of this Article Fifteen shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

B. Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article Fifteen as the “Determination Date”), whichever is higher; and

(c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph B(i)(b) preceding, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock);

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(d) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph B(ii)(c) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the forms of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any periodic dividends in full (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends previously paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

15-3. Certain Definitions. For the purposes of this Article Fifteen:

A. A “person” shall mean any individual, firm, corporation or other entity.

B. “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at anytime within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C. A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time),

pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D. For the purposes of determining whether a person in an Interested Stockholder pursuant to paragraph B of this Section 15-3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 15-3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. “Affiliate” or “Associates” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 23, 1983.

F. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 15-3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G. “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

H. “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I. “Institutional Voting Stock” shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

J. In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in Sections 15-2B(i) and (ii) of this Article Fifteen shall include the shares of Common Stock or the shares of any other class of outstanding Voting Stock retained by the holders of such shares, or both.

15-4. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article Fifteen, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a class of Voting Stock is Institutional Voting Stock and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

15-5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Fifteen shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE SIXTEEN

CLASS VOTING AND INCREASED VOTING REQUIREMENTS

16-1. Whenever under the Colorado Business Corporation Act or these Articles of Incorporation the affirmative vote or concurrence of the record holder or holders of a specified percentage, or more, of the shares of the then outstanding shares of capital stock of the Corporation, or any class or series thereof, entitled to vote thereon, is required to approve specified corporate transactions or proceedings, then in each and all such cases the affirmative vote or concurrence required shall include that percentage of the voting power of the shares of each class of shares entitled to vote as a class thereon.

16-2. Unless as otherwise required by law, the affirmative vote of the holders of a majority or more of the voting power of the shares of each class of shares entitled to vote as a class thereon shall be sufficient to amend the provisions of these Articles of Incorporation except that the affirmative vote of the holders of two-thirds or more of the voting power of the shares of each class of shares entitled to vote as a class thereon shall be required to amend or repeal, or adopt any provisions inconsistent with Articles Five, Six, or Sixteen, and the affirmative vote of the holders of eighty percent or more of the voting power of the shares of each class of shares entitled to vote as a class therein shall be required to amend or repeal, or adopt any provisions inconsistent with Articles Fifteen and Sixteen.

ARTICLE SEVENTEEN

PERSONAL HOLDING COMPANY STATUS

In order to prevent acquisitions of the Corporation’s Common Stock or other securities which might result in the Corporation being classified as a personal holding company, as defined by the Internal Revenue Code of 1986, as further amended, proposals for acquisitions of the Corporation’s Common Stock or other securities by any person who beneficially owns or intends to acquire an aggregate of more than five percent, or increase his ownership to more than five percent, of such stock, securities, or any combination thereof, shall be submitted in writing to the Board of Directors at least twenty days before the proposed effective date of the transaction, together with a written statement describing the present and proposed aggregate ownership of such stock and securities by the proposed acquiring person and its affiliates. Affiliate means any person or entity whose ownership is attributable to the proposed acquiring person for purposes of the personal holding company provisions of the Internal Revenue Code. The written statement shall be provided to the Corporation to the attention of the secretary. The Corporation, acting through the Board of Directors or its designated authority, shall have the right, within twenty days of receipt by the corporate secretary of such written statement, in the sole discretion of the Corporation, to disapprove the proposed acquisition if it determines in good faith that the transaction could or reasonably might, within a period of two years following the proposed date of the transaction, cause the Corporation to be classified as a personal holding company. If the Corporation disapproves such acquisition within the twenty-day period, the transaction shall not be completed and the Corporation shall not recognize the proposed acquiring person as the owner of any such stock or securities of the Corporation which he proposed to acquire. Neither the Corporation nor its officers, directors or agents shall be liable for the exercise of such discretion in good faith. Endorsements giving notice of this limitation on ownership may be placed upon certificates issued by the Corporation evidencing shares of its Common Stock or other securities.

ARTICLE EIGHTEEN

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation expressly reserves the right to amend these Articles of Incorporation and to alter, change, or repeal any provision contained herein in any manner now or hereafter permitted or provided by the corporation laws of Colorado, subject, however, to the provisions of the Articles of Incorporation and the Bylaws of the Corporation, and the rights of all shareholders are expressly made subject to such power of amendment.

ARTICLE NINETEEN

DESIGNATION, PREFERENCES AND RIGHTS OF SERIES 1998-C

PARTICIPATING CUMULATIVE PREFERENCE STOCK

19-1. Designation and Amount. The shares of this series shall be designated as “Series 1998-C Participating Cumulative Preference Stock” and shall consist of 500,000 shares of Preferred Stock, $10 par value per share, having the preferences, limitations and relative rights set forth below. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 1998-C Participating Cumulative Preference Stock to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options or rights or upon the conversion of any outstanding securities issued by the Corporation convertible into Series 1998-C Participating Cumulative Preference Stock.

19-2. Dividends and Distributions. The holders of Series 1998-C Participating Cumulative Preference Stock shall have the following dividend rights:

A. Subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), that may be declared on the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”). In the event the Corporation shall at any time after November 10, 1998 (the “Rights Declaration Date”) (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series 1998-C Participating Cumulative Preference Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Declaration of a dividend on the Common Stock is at the sole discretion of the Corporation.

B. The Corporation shall declare a dividend or distribution on the Series 1998-C Participating Cumulative Preference Stock as provided in paragraph A above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

C. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series 1998-C Participating Cumulative Preference Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series 1998-C Participating Cumulative Preference Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

19-3. Voting Rights. In addition to the voting rights otherwise required by law, the holders of shares of Series 1998-C Participating Cumulative Preference Stock shall have the following voting rights:

A. Subject to the provision for adjustment hereinafter set forth, each share of Series 1998-C Participating Cumulative Preference Stock shall entitle the holder thereof to 300 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series 1998-C Participating Preference Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B. Except as otherwise provided in the Corporation’s Amended and Restated Articles of Incorporation or by law, the holders of shares of Series 1998-C Participating Cumulative Preference Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C. (i) If at any time dividends on any Series 1998-C Participating Cumulative Preference Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series 1998-C Participating Cumulative Preference Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series 1998-C Participating Cumulative Preference Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii) During any default period, such voting right of the holders of Series 1998-C Participating Cumulative Preference Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 19-3C or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock Outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series 1998-C Participating Cumulative Preference Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, Chief Executive Officer and President, a Senior Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph 19-3C(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to the holder the last address appearing on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph 19-3C(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph C(ii) of this Section 19-3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this paragraph 19-3C to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Corporation’s Amended and Restated Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph C(ii) of this Section 19-3 (such number being subject, however, to change thereafter in any manner provided by law or in the Amended and Restated Articles of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

D. Except as set forth herein, holders of Series 1998-C Participating Cumulative Preference Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

19-4. Cancellation. Any shares of Series 1998-C Participating Cumulative Preference Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the shareholders or the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Corporation’s Amended and Restated Articles of Incorporation.

19-5. Restrictions. The Corporation shall abide by the following restrictions:

A. Whenever quarterly dividends or other dividends or distributions payable on the Series 1998-C Participating Cumulative Preference Stock as provided for in Section 19-2 are in arrears or the Corporation shall be in default in payment thereof, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series 1998-C Participating Cumulative Preference Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series 1998-C Participating Cumulative Preference Stock may have in such circumstances, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998-C Participating Cumulative Preference Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1998-C Participating Cumulative Preference Stock, unless dividends are paid ratably on the Series 1998-C Participating Cumulative Preference Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998-C Participating Cumulative Preference Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998-C Participating Cumulative Preference Stocks or redeem or purchase or otherwise acquire for consideration any shares of Series 1998-C Participating Cumulative Preference Stock, or any shares of stock ranking on a parity with the Series 1998-C Participating Cumulative Preference Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph A of this Section 19-5, purchase or otherwise acquire such shares at such time and in such manner.

19-6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of Series 1998-C Participating Cumulative Preference Stock shall have the following rights.

A. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of stock ranking (either as to dividends or upon liquidation, dissolution or winding up) junior to the Series 1998-C Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Series 1998-C Participating Cumulative Preference Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series 1998-C Liquidation Preference”). Following the payment of the full amount of the Series 1998-C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series 1998-C Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series 1998-C Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series 1998-C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series 1998-C Participating Cumulative Preference Stock and Common Stock, respectively, holders of Series 1998-C Participating Cumulative Preference Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series 1998-C Participating Cumulative Preference Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series 1998-C Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series 1998-C Participating Cumulative Preference Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

19-7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series 1998-C Participating Cumulative Preference Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series 1998-C Participating Cumulative Preference Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

19-8. No Redemption. The shares of Series 1998-C Participating Cumulative Preference Stock shall not be redeemable by the holders thereof.

19-9. Amendment. The Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series 1998-C Participating Cumulative Preference Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series 1998-C Participating Cumulative Preference Stock, voting separately as a class.

19-10. Fractional Shares. Series 1998-C Participating Cumulative Preference Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s

.fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series 1998-C Participating Cumulative Preference Stock.

IN WITNESS WHEREOF, Rentech, Inc. has caused these Restated Articles of Incorporation to be signed on its behalf by its President and witnessed or attested by its Secretary as of January 18, 2005.

Attest:	RENTECH, INC.
/s/ Ronald C. Butz	/s/ Dennis L. Yakobson
Ronald C. Butz, Secretary	Dennis L. Yakobson, President

Acknowledgements

The undersigned President and Secretary of Rentech, Inc., who executed the foregoing Restated Articles of Incorporation, each hereby acknowledge, in the name and on behalf of the Corporation, that the Restated Articles of Incorporation correctly set forth and restate the Articles of Incorporation of Rentech, Inc. as amended and currently in effect.

/s/ Ronald C. Butz	/s/ Dennis L. Yakobson
Ronald C. Butz, Secretary	Dennis L. Yakobson, President

STATE OF COLORADO	)
) ss.
City and County of Denver	)

I, Carol Florcyk, a notary public, hereby certify that on the 18th day of January, 2005, personally appeared before me Dennis L. Yakobson and Ronald C. Butz, who, being by me first duly sworn, declared that they are the President and Secretary, respectively, of Rentech, Inc. and that they are the persons who signed the foregoing Restated Articles of Incorporation of Rentech, Inc. in their capacities as President and Secretary of the Corporation and that the statements therein contained are true to the best of their knowledge, information and belief.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 18th day of January, 2005.

My Commission expires:
August 20, 2008	/s/ Carol A. Florcyk
Notary Public